EXHIBIT 21

FIRST LOOK MEDIA, INC. SUBSIDIARIES


Alien Towers, Inc., a California corporation
Code 99 Productions, Inc., a California corporation
Fearless Advertising, Inc., a California corporation
Film Track Software, Inc., a California corporation
First Look Media (UK) Limited (f/k/a Overseas Filmgroup (UK) Limited), a
     corporation organized under the laws of the United Kingdom
First Look Music, Inc. (f/k/a Jacaranda Music, Inc.), a Delaware corporation Intrastate Film Distributors, Inc., a Delaware corporation
Map Productions, Inc., a California corporation
Walrus Pictures, Inc., a California corporation

MAP PRODUCTIONS, INC. SUBSIDIARY

Map Movies Canada, Inc., a corporation organized under the laws of Canada

FIRST LOOK MEDIA (UK) LIMITED SUBSIDIARIES

Elphich Limited, a corporation organized under the laws of the United Kingdom OFG Films Limited, a corporation organized under the laws of the Island of
     Jersey